UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 30, 2015
(Date of earliest event reported)

Cinedigm Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-31810	22-3720962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

902 Broadway, 9th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

212-206-8600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

(b)            On October 30, 2015, Laura Nisonger Sims notified Cinedigm Corp. (the "Company") that she is resigning from the Company's Board of Directors (the "Board"), effective October 30, 2015, in order to pursue other professional and personal commitments.  Ms. Sims originally joined the Board as a designee of Sageview Capital, L.P. ("Sageview"), based on Sageview's previous right to Board representation in connection with its 2009 investment in the Company's securities. Upon her resignation, Ms. Sims will serve as an observer pursuant to Sageview's continuing right to designate one observer to the Board.

(e)            On November 1, 2015 the Company and Jeffrey S. Edell entered into an Amended and Restated Employment Agreement (the "Amended and Restated Agreement"), which amends and restates the Employment Agreement between them dated as of June 9, 2014.  The Amended and Restated Agreement provides for (i) an increase to Mr. Edell's base salary to an annual amount of $340,000, (ii) the removal of the requirement that Mr. Edell perform a specified portion of his employment in the Company's New York office and related travel provisions, and (iii) the payment of an inducement bonus in the amount of $35,000. Mr. Edell has assumed some additional responsibilities, along with the other members of the senior executive team, after the Company's recent elimination of the Chief Operating Officer position.

The foregoing description of the Amended and Restated Agreement is qualified in its entirety by reference to such agreements, which is filed herewith as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between Cinedigm Corp. and Jeffrey S. Edell dated as of November 1, 2015.

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated as of  November 5, 2015

By:	/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	President, Digital Cinema, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between Cinedigm Corp. and Jeffrey S. Edell dated as of November 1, 2015.